FS Investment Corp. IV - 8-K

 Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC IV Reports Third Quarter 2016 Financial Results

PHILADELPHIA, PA, November 10, 2016 – FS Investment Corporation IV (FSIC IV), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended September 30, 2016. FSIC IV will hold a conference call to discuss these results at 1:00 p.m. Eastern Time on Wednesday, November 16, 2016. Information for those interested in participating on the call can be found below.

“We are pleased with our performance both during the third quarter and since the Fund’s launch on January 6, 2016,” commented Michael C. Forman, Chairman & CEO of FSIC IV. “We remained focused on investing in the senior secured, floating rate debt of U.S. middle market companies, which we expect will help drive long-term performance and preserve capital.”

Financial Highlights for the Quarter Ended September 30, 20161

•	Net increase in net assets resulting from operations of $0.42 per share
•	Net realized gain of $0.22 per share
•	Net change in unrealized appreciation (depreciation) of $0.27 per share
•	Paid regular cash distributions to stockholders totaling approximately $0.16 per share

Portfolio Highlights as of September 30, 2016

•	The fair value of FSIC IV’s investments was approximately $52.2 million
•	FSIC IV’s portfolio consisted of investments in 16 portfolio companies
•	Core investment strategies represented 42% of the portfolio by fair value, including 12% in direct originations and 30% in opportunistic investments. Broadly syndicated/other investments represented 58% of the portfolio by fair value[2]
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.4%[3]
•	No investments were on non-accrual[4]

Quarterly Stockholder Conference Call

FSIC IV will host a conference call at 1:00 p.m. (Eastern Time) on Wednesday, November 16, 2016, to discuss its third quarter 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 5577433 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSIC IV’s web page on FS Investment’s website at www.fsinvestments.com.

About FSIC IV

FSIC IV is a publicly registered, non-traded BDC sponsored by FS Investments. FSIC IV focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC IV is advised by FSIC IV Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $89 billion in assets under management as of September 30, 2016, is the credit platform of Blackstone. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager that designs alternative investments to help institutional, advisory and individual investors build better portfolios. Its solutions provide access to alternative asset classes and top managers through a spectrum of structures, including business development companies, a closed-end credit fund and an operating company. The firm is dedicated to setting industry standards for investor-centric service, education and transparency.

FS Investments was founded in 2007 as Franklin Square Capital Partners. It is headquartered in Philadelphia with additional offices in Orlando and Washington, DC. The firm currently manages six funds with over $18 billion in assets under management as of June 30, 2016, and co-manages an operating company. Its affiliated broker-dealer, FS Investment Solutions, LLC (member FINRA/SIPC), distributes its offerings.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC IV’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, which FSIC IV filed with the Securities and Exchange Commission (SEC) on November 10, 2016 as well as FSIC IV’s other reports filed with the SEC. A copy of FSIC IV’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 and FSIC IV’s other reports filed with the SEC can be found under the “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC IV’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC IV’s distributions for a full year. FSIC IV intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC IV’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC IV may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as proceeds from the sale of shares of common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC IV has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC IV will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notices

This announcement may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC IV. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC IV makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC IV. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC IV’s SEC filings and other public announcements that FSIC IV may make, by press release or otherwise, from time to time. FSIC IV undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC IV, or information about the market, as indicative of FSIC IV’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by FS Investments may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

1 The per share data was derived by using the weighted average shares of FSIC IV’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 See FSIC IV’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 for a description of FSIC IV’s investment strategies.

3 Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on FSIC IV’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.

4 Interest income is recorded on an accrual basis. See FSIC IV’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 for a description of FSIC IV’s revenue recognition policy.